Exhibit 3.1

FIFTH AMENDMENT TO

FIFTH AMENDED AND RESTATED AGREEMENT

OF LIMITED PARTNERSHIP

OF DUKE REALTY LIMITED PARTNERSHIP

October 24, 2018

THIS FIFTH AMENDMENT (this “Amendment”) to the FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of DUKE REALTY LIMITED PARTNERSHIP is made and entered into effective as of October 24, 2018.

W I T N E S S E T H:

WHEREAS, Duke Realty Limited Partnership (the “Partnership”), an Indiana limited partnership, exists pursuant to that certain Fifth Amended and Restated Agreement of Limited Partnership dated as of May 5, 2014, as amended (the “Partnership Agreement”), and the Indiana Revised Uniform Limited Partnership Act;

WHEREAS, Duke Realty Corporation, an Indiana corporation, is the sole general partner of the Partnership (the “Company”);

WHEREAS, the Partnership desires to amend the Partnership Agreement to conform with the centralized partnership audit rules enacted by the Bipartisan Budget Act of 2015 (Pub. L. No. 114-74, § 1101), as amended, that generally apply to audits of partnership taxable years beginning on or after January 1, 2018.

NOW, THEREFORE, the General Partner, with Special Partner Approval, hereby amends the Partnership Agreement as follows:

SECTION 1.     DEFINED TERMS

Capitalized terms used but not defined herein shall have the definitions assigned to such terms in the Partnership Agreement. If the same term is defined both herein and in the Partnership Agreement, the definition herein shall supersede and replace in its entirety the definition set forth in the Partnership Agreement for all purposes. The following defined terms used in this Amendment shall have the meanings specified below:

“Partnership Representative” has the meaning set forth in Section 5.07(b).

SECTION 2.     SECTION 5.07 AMENDMENT.

Section 5.07 of the Partnership Agreement shall be replaced with the following new Section 5.07:

Section 5.07. Tax Matters Partner and Partnership Representative; Tax Elections; Tax Returns.

(a) For taxable years of the Partnership beginning before January 1, 2018, the General Partner shall be the “tax matters partner” of the Partnership within the meaning of Section 6231(a)(7) of the Code (as in effect prior to the Bipartisan Budget Act of 2015 (P.L. 114-74)) and all comparable provisions of state, local or non-U.S. law (the “Tax Matters Partner”). The Tax Matters Partner shall have the right and obligation to take all actions authorized and required, respectively, by the Code and Regulations for the tax matters partner.

The taking of any action and the incurring of any expense by the Tax Matters Partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the Tax Matters Partner, and the provisions relating to indemnification of the General Partner set forth in Section 3.10 of this Agreement shall be fully applicable to the Tax Matters Partner in its capacity as such.

(b) For each taxable year of the Partnership beginning on or after January 1, 2018, the General Partner shall designate itself or another Person to serve as the “partnership representative” of the Partnership within the meaning of Section 6223 of the Code (as amended by the Bipartisan Budget Act of 2015 (P.L. 114-74)) (the “Partnership Representative”) in accordance with Treasury Regulations section 301.6223-1 and/or any other applicable IRS guidance. If the Person designated by the General Partner to serve as the Partnership Representative is not an individual, the General Partner shall also appoint an individual (the “Designated Individual”) through whom the Partnership Representative acts in accordance with Treasury Regulations section 301.6223-1 and/or any other applicable IRS guidance. The General Partner shall also designate a new Partnership Representative if the Partnership Representative resigns or appoint a new Designated Individual if the Designated Individual resigns. The General Partner is authorized to revoke and replace from time to time the Partnership Representative and/or the Designated Individual in accordance with Treasury Regulations section 301.6223-1 and/or any other applicable IRS guidance. The General Partner shall make all designations and appointments under similar or analogous state, local or non-U.S. laws.

(c) The Partnership Representative shall have the right and obligation to take all actions authorized and required, respectively, by the Code and Regulations for the partnership representative.

The taking of any action and the incurring of any expense by the Partnership Representative in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the Partnership Representative, and the provisions relating to indemnification of the General Partner set forth in Section 3.10 of this Agreement shall be fully applicable to the Partnership Representative and its Designated Individual, if any, acting as such.

(d) Neither the Tax Matters Partner nor the Partnership Representative (nor its Designated Individual, if any) shall receive compensation for its services as such. All third-party costs and expenses incurred by the Tax Matters Partner, the Partnership Representative or the Designated Individual in performing its duties as such (including legal and accounting fees) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm or legal counsel to assist the Tax Matters Partner, Partnership Representative or Designated Individual in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

(e) The General Partner has the authority to make or not to make any election permitted to be made by the Partnership under the Code. Without limiting the generality of the foregoing, the General Partner is authorized to make an election on behalf of the Partnership under Section 754 of the Code. The General Partner shall have the right to seek to revoke any such election (including, without limitation, the election under Section 754 of the Code) upon the General Partner’s determination in its sole and absolute discretion that such revocation is in the best interests of the Partners.

(f) Each Partner agrees that such Partner shall not treat any Partnership-related item inconsistently on such Partner’s federal, state, local or non-U.S. tax return with the treatment of the item on the Partnership’s return. Any deficiency for taxes imposed on any Partner (including penalties, additions to tax or interest imposed with respect to such taxes and any tax deficiency imposed pursuant to Code Section 6226, as amended) will be paid by such Partner and if required to be paid (and actually paid) by the Partnership, will be recoverable from such Partner. To the extent that the Partnership Representative does not make an election under Code Section 6221(b) or Code Section 6226 (each as amended), the Partnership shall use commercially reasonable efforts to (i) make any modifications available under Code Section 6225(c)(3), (4) and (5), as amended, and (ii) if requested by a Partner, provide to such Partner information allowing such Partner to file an amended federal income tax return, as described in Code Section 6225(c)(2), as amended, to the extent such amended return and payment of any related federal income taxes would reduce any taxes payable by Partnership. Each Limited Partner shall, including any time after such Limited Partner withdraws from or otherwise ceases to be a Limited Partner, take all actions requested by the General Partner, including timely provision of requested information and consents in connection with implementing any elections or decisions made by the Partnership Representative (or Person acting in a similar capacity under similar or analogous state, local or non-U.S. law) related to any tax audit or examination of the Partnership (including to implement any modifications to any imputed underpayment or similar amount under Code Section 6225(c), any elections under Code Sections 6221 or 6226 and any administrative adjustment request under Code Section 6227). Notwithstanding anything to the contrary in this Agreement, any information, representations, certificates, forms, or documentation provided pursuant to this Section 5.07 may be disclosed to any applicable taxing authority. Each Partner agrees to be bound by the provisions of this Section 5.07 at all times, including any time after such Partner ceases to be a Partner solely with respect to matters directly related to such partner’s interest in the Partnership, and the provisions of Section 5.07 shall survive the winding up, liquidation and dissolution of the Partnership.

(g) The General Partner shall arrange for the preparation and timely filing of all returns of Partnership-related items and other items required of the Partnership for federal and state income tax purposes.

SECTION 3.     SECTION 5.08 AMENDMENTS.

Section 5.08 of the Partnership Agreement shall be replaced with the following new Section 5.08.

Section 5.08. Tax Matters Partner and Partnership Representative Not Liable. Neither the Tax Matters Partner nor the Partnership Representative (nor its Designated Individual, if any) shall be liable to any Partner or the Partnership on account of any action taken or not taken by it so long as it shall act in good faith in such capacity. Without limiting the generality thereof, the Tax Matters Partner or the Partnership Representative (and its Designated Individual, if any), as the case may be, shall be deemed to have acted in good faith in taking any action which benefits Partners holding at least ninety percent (90%) of the Units.

SECTION 4.     CONFORMING AMENDMENTS.

(a) Section 4.06(g) is amended by striking “Tax Matters Partner” and inserting “General Partner”.

(b) Section 4.08 is amended by striking “Tax Matters Partner” and inserting “General Partner” in subsections (a) and (b) thereof.

SIGNATURE PAGE TO FIFTH AMENDMENT TO FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF DUKE REALTY LIMITED PARTNERSHIP

By: DUKE REALTY CORPORATION, an Indiana Corporation, its sole general partner

By:	/s/ Ann C. Dee
Name	Ann C. Dee
Title:	Executive Vice President, General Counsel and Corporate Secretary